Exhibit 99.1

FOR RELEASE September 8, 2015

China Biologic to Build New Branch Collection Facility in Shandong Province

BEIJING, China – September 8, 2015 – China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), a leading fully integrated plasma-based biopharmaceutical company in China, today announced that its majority-owned subsidiary Shandong Taibang Biological Products Co. Ltd. (“Shandong Taibang”) received approval from the Shandong Provincial Health and Family Planning Commission on September 1, 2015 to build a new branch collection facility in Shandong Province, which will operate under the Company’s Ningyang plasma collection station.

This new plasma collection facility, located in Shanting District of Zaozhuang City, will be a branch of the existing Ningyang plasma collection station, which was established in July 2011. The new collection facility will cover the collection territory of Zaozhuang City, which has a population of 3.8 million and offers a reliable source of plasma donors. As the Company had already completed most of the preparation required for this new facility while awaiting final approval, the new collection facility is expected to commence operation and collection of source plasma by the end of 2015. The Company expects that the new facility will reach its designed annual collection capacity within three years thereafter, which will increase the Company’s total collection capacity by approximately 5-8%.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “The approval of a new collection facility in Shandong represents meaningful progress in our endeavor to sustainably grow our plasma collection volume. We have a significant market presence in Shandong Province, which has a total population of 96 million. This new branch collection facility will operate in addition to our existing eight plasma collection stations in this Province. We will continue to devote our efforts to growing our plasma collection volume at our existing stations as well as building new collection facilities in strategic locations to maximize the utilization of our processing capabilities.”

“Additionally, construction of our two new stations in Hebei Province is on track. We expect to complete the construction of the station in Xinglong County and receive the necessary government approval to begin operations by the end of this year. We expect to complete construction on the Daming County station in early 2016 and be able to begin operations within the first half of 2016. With the continued expansion of our plasma collection capacity and the advancement of our product pipeline, we believe we are well positioned to meet the increasing market demands for plasma protein therapeutics in China in the coming years,” Mr. Gao concluded.

About China Biologic Products, Inc.

China Biologic is a leading plasma-based biopharmaceutical company in China. The Company's products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and inoculation centers, as well as distributors, in China. For additional information, please see the Company's website, www.chinabiologic.com.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believe,” “expect,” “are expected to,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plan regarding the construction of the collection stations, the time required for the collection stations to reach their designed capacities and quotations from management in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for new collection facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

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